EXHIBIT 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is by and between Umpqua Holdings Corporation (“Umpqua”) and ________________ (“Officer”), effective as of January 9, 2013.

1. PURPOSE OF AMENDMENT AND DURATION OF AGREEMENT.

1.1 The purpose of this Agreement is to extend the term of the Employment Agreement dated effective as of March 5, 2008 (the “Employment Agreement”), which is set to expire on March 4, 2013, and to amend certain provisions of the Employment Agreement as set forth below.

1.2 The duration of the Employment Agreement is hereby amended and extended to December 31, 2018, unless sooner terminated as set forth in the Employment Agreement.

2. DEFINITION OF “GOOD REASON”. The definition of “Good Reason” set forth in Section 7.2 of the Employment Agreement is hereby amended in its entirety and replaced with the following:

“7.2 Good Reason. For purposes of this Agreement, “Good Reason” for Officer’s resignation of employment will exist upon the occurrence of one or more of the following events, without Officer’s consent, if Officer has informed Umpqua in writing of the circumstances described below that could give rise to resignation for Good Reason within 30 days of the occurrence of such event and within 60 days of such written notice Umpqua has not removed such circumstances (or notified Officer that Umpqua disputes that such circumstances qualify as Good Reason):

(a) A material reduction of Officer’s Base Salary, unless the reduction is in connection with, and commensurate with, reductions in the salaries of all or substantially all senior officers of Umpqua; or

(b) A requirement for Officer to relocate to a facility or location more than 30 miles from the location where Officer is currently employed.

For Executive’s termination to qualify as Termination For Good Reason, Executive must terminate his employment within 180 days of the occurrence of the Good Reason event.”

3. EFFECT OF AMENDMENT. Except as specifically set forth in this Amendment, the Employment Agreement shall continue in full force and effect. Terms not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement.

4. ADVICE OF COUNSEL; INTERPRETATION. Officer acknowledges that, in executing this Amendment, Officer has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Amendment. This Amendment shall not be construed against any party by reason of the drafting or preparation hereof.

UMPQUA HOLDINGS CORPORATION

By: Raymond P. Davis, Chief Executive Officer

OFFICER